Exhibit 24.1

POWER OF ATTORNEY

     WHEREAS, Public Service Company of Colorado, a Colorado corporation (the “Company”), is about to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, a registration statement or post-effective amendment to a registration statement for the issuance of up to $600 million principal amount of 7.875% First Collateral Trust Bonds, Series No. 10 due 2012 that are to be exchanged for a like principal amount of the issued and outstanding 7.875% First Collateral Trust Bonds, Series No. 8 due 2012 of the Company; and

     WHEREAS, each of the undersigned holds the office or offices in the Company herein below set opposite his/her name, respectively.

     NOW, THEREFORE, each of the undersigned hereby constitutes and appoints GARY R. JOHNSON and RICHARD C. KELLY and each of them individually, his/her attorney, with full power to act for him/her and in his/her name, place and stead, to sign his/her name in the capacity or capacities set forth below to one or more registration statements on Form S-4, or post-effective amendments to registration statements on Form S-4 (or any other appropriate form), relating to the issuance of up to $600 million principal amount of 7.875% First Collateral Trust Bonds, Series No. 10 due 2012 and to any and all amendments (including post-effective amendments) to such registration statements, and hereby ratifies and confirms all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 17th day of December, 2002.

/s/ Wayne H. Brunetti Wayne H. Brunetti Chairman of the Board, President, Chief Executive Officer and Director	/s/ Richard C. Kelly Richard C. Kelly Vice President, Chief Financial Officer and Director

/s/ Gary R. Johnson Gary R. Johnson Vice President, General Counsel and Director	/s/ David E. Ripka David E. Ripka Vice President and Controller

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